Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made effective as of January 1, 2020 (“Effective Date”), by and between Landos Biopharma, Inc. (the “Company”), and Dr. Josep Bassaganya-Riera (“Employee”) provides:

Employee founded the Company on January 6th of 2017 and has been serving as the Chairman of the Board, President, and Chief Executive Officer (“CEO”) of the Company since January 6th, 2017, and the parties agree that it is in the best interest of the Employee and the Company to now enter into this Employment Agreement which will supersede any and all other agreements previously made relating to Employee’s employment other than the Assignment of Inventions, Confidentiality, Non-Competition and Non-Solicitation letter dated September 19th, 2017 (the “Letter”).

Employee has certain valuable and unique experience and expertise in matters related to the Company’s business, and the Company desires to employ Employee under the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are acknowledged, the Company and Employee agree as follows:

1. Job Title and Duties. Employee will continue to be employed as the, President, and Chief Executive Officer (“CEO”) of the Company, reporting to the Board of Directors of the Company (the “Board”) and also will serve as the Chairman of the Board as described below. During Employee’s employment, Employee shall perform the duties consistent with his job title or as otherwise instructed by the Board. Employee shall devote substantially all of his business time and attention to the affairs of the Company and shall not engage in any other business without the written consent of the Board, except for the Outside Interests outlined and approved by the Company in Section 9. The Company and Employee acknowledge that the Employee is currently the Common Stock Director (as such term is defined in the Voting Agreement, dated September 2019, among the Company and certain stockholders of the Company (“Voting Agreement”)). As required by the Voting Agreement, Employee shall serve as the Chairman of the Board for at least as long as Employee is the Common Stock Director. Additionally, as long as the Employee remains the Chief Executive Officer of the Company, the Company will use its best efforts to cause Employee to be elected to serve as a member of the Board. Immediately upon termination of Employee’s employment with the Company for any reason, if so requested by the Board, Employee will resign any and all positions held by him, whether as an officer of the Company or director on the Board or on the board of directors of any subsidiary or affiliate of the Company or as a member of any committees thereof; provided, that Employee shall not be required to resign his position as a director on the Board pursuant to this Section 1 so long as he serves on the Board as the Common Stock Director, as such term is defined in the Voting Agreement.

2. Term. This Agreement will commence on the Effective Date and, subject to Section 4, will continue until the second anniversary of the Effective Date (the “Initial Term”).

Following the Initial Term, the employment period will be automatically renewed for successive one-year periods (each, a “Subsequent Term”), unless (i) otherwise terminated as set forth in Section 4 of this Agreement, or (ii) the Company or Employee, as the case may be, sends the other party a written notice of non-renewal at least 90 days prior to the expiration of the Initial Term or any Subsequent Term, as applicable. The Initial Term of this Agreement, as it may be extended by any Subsequent Term, is herein referred to as the “Term.”

3. Compensation. The Company agrees to provide Employee, and Employee agrees to accept, as compensation for all services rendered to the Company, the following compensation:

(a) Employee is a salaried, exempt employee. The Company will pay Employee a base salary at an annual rate of Five Hundred Two Thousand and Five Hundred Dollars ($502,500) (“Base Salary”), payable in regular monthly installments or on such other schedule as the Company may adopt in the future for its employees. The Company will withhold state and federal income taxes, social security taxes and will make other withholdings and deductions required by law or mutually agreed upon in writing by Employee and the Company. The Company will review Employee’s performance on a yearly basis and, in its discretion, may increase Employee’s Base Salary during the Term of this Agreement.

(b) Employee shall be eligible for cash bonuses as awarded by the Board to senior management from time to time. For each calendar year, Employee shall have an annual cash bonus target equal to forty five (45) percent of his then-current Base Salary (“Annual Bonus”). The Annual Bonus is discretionary and will be subject to the Board’s assessment of Employee’s performance against written personal and Company goals, as well as business conditions at the Company. The Annual Bonus will be subject to Employee remaining employed at the time that the Annual Bonus is paid, which shall occur no later than March 15 of the calendar year immediately following the calendar year for which the Annual Bonus is being determined. In addition, the Annual Bonus will be subject to the terms of any applicable bonus plan. All bonuses awarded hereunder shall be subject to state and federal income taxes, social security taxes and other required or customary withholdings and deductions.

(c) The Company will reimburse Employee for reasonable expenses and out-of-pocket costs incurred by Employee in the proper performance of Employee’s duties, subject to submission of receipts and other documentation reasonably acceptable to the Company and in accordance with other Company policies and procedures with respect to expense reimbursement, as may be adopted and revised from time to time by the Company.

(d) During Employee’s employment with the Company, he shall be eligible to accrue up to four (4) weeks of vacation and five days of sick leave per calendar year in accordance with the Company’s vacation and sick leave policies in effect from time to time. Vacation and sick leave shall accrue on a monthly basis on the first day of the month. Upon termination of employment for any reason, Employee shall be entitled to payment for all accrued, but unused, vacation. Employee shall not be entitled to accrued but unused sick leave upon termination of employment. Employee cannot carry over sick leave from year to year.

(e) During Employee’s employment with the Company, Employee shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(f) As soon as practicable after the date hereof, Employee will receive a grant of an incentive stock option (to the extent allowable under Section 422 of the Internal Revenue Code and the remainder shall be a nonqualified stock option) to purchase 300,000 shares of the Company’s common stock at the fair market value of such common stock on the date of grant of the stock option (“Initial Stock Option”). The Initial Stock Option shall become vested and exercisable over a three-year period, commencing January 1, 2020, with 25% of the Initial Stock Option vesting immediately and 25% vesting twelve months following January 1, 2020, then the remaining 50% of the Initial Stock Option vesting in equal installments over the twenty-four (24) months thereafter. If, during the Initial Term of this Agreement, an initial public offering of the Company (the “IPO”) is priced at a “pre-money” valuation of $1,000,000,000 or greater (not including the proceeds of the IPO), Employee will receive a grant, as of the date of pricing of the IPO, of an option to purchase 150,000 shares of the Company’s common stock at the IPO price or, if greater, the fair market value of the Company’s common stock as determined by the Board (“IPO Option”). The IPO Option shall become vested and exercisable over a four-year period, commencing on the date of pricing of the IPO, with 25% of the IPO Option vesting twelve months following the date of grant, then the remaining 75% of the IPO Option vesting in equal installments over the thirty-six (36) months thereafter. If, subsequent to the IPO and prior to September 1, 2022, the market capitalization of the Company (determined by multiplying the daily volume weighted average stock price of the Company by the number of shares of common stock then outstanding) exceeds $2,000,000,000 over a consecutive 10 calendar day period or over 15 calendar days within a 30 calendar day period, as soon as practicable thereafter, Employee will receive a grant of an option to purchase 150,000 shares of the Company’s common stock at the fair market value of such common stock on the date of grant of the stock option (the “Performance Stock Option”). The Performance Stock Option shall become vested and exercisable over a four-year period, commencing on the date of grant, with 25% of the Performance Stock Option vesting twelve months following the date of grant, then the remaining 75% of the Performance Stock Option vesting in equal installments over the thirty-six (36) months thereafter. Subject to the provisions of 4(c) below, vesting of all of the stock options above is contingent on Employee remaining in continuous service with the Company through each of the applicable vesting dates. Notwithstanding the foregoing, in the event Employee’s employment is terminated without Cause or Employee resigns for Good Reason and the termination date occurs within the twelve (12) month period on or immediately following a Change in Control (as defined in the Company’s 2019 Equity Incentive Plan or any successor plan under which a stock option is awarded) in which the outstanding stock options held by Employee are continued, assumed or substituted for by the Company or the acquiring or surviving entity, then all unvested shares underlying any options granted to Employee during the Term of this Agreement, including but not limited to the Initial Stock Option, shall become fully vested and exercisable upon such termination. Except as otherwise set forth above, the Initial Stock Option shall be evidenced by the Company’s form of stock option agreement previously approved by the Board pursuant to the Company’s 2019 Equity Incentive Plan.

4. Termination. Subject to other provisions of this Section 4, the Term of this Agreement shall commence on the Effective Date, and shall continue in accordance with the provisions of Paragraph 2, above, unless terminated in accordance with the following provisions:

(a) Termination at the election of the Company for Cause. The Company may, subject to the terms of this Agreement, immediately and unilaterally terminate Employee’s employment hereunder “for Cause”. In the event of any such termination “for Cause”, Employee shall be entitled solely to (i) accrued and unpaid Base Salary through the date of termination; (ii) accrued but unused vacation and sick leave through the date of termination in accordance with the Company’s vacation and sick leave policies, as then in effect; (iii) reimbursement for unreimbursed business expenses properly incurred by Employee; and (iv) no severance or other compensation benefits, other than payments which are required by law (the foregoing items (i), (ii) and (iii) are hereinafter referred to, collectively, as the “Accrued Amounts”). For purposes of this Agreement, Accrued Amounts will be paid in accordance with the Company’s customary payroll policies and procedures. As used herein, “for Cause” shall include: (i) material misrepresentation made by Employee in the scope of or concerning his employment with the Company; (ii) insubordination, which is the failure to comply with any valid and legal written directive of the Board; (iii) substantial malfeasance or nonfeasance of duty; (iv) unauthorized disclosure of confidential information that is likely to cause harm to the Company; (v) Employee’s breach of any material provision of this Agreement, the Letter and any other employment, consulting, advisory, non-disclosure, invention assignment, non-competition, or similar agreement between Employee and the Company; (vi) Employee’s violation of a material Company policy; (vii) Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or (viii) conduct materially prejudicial or injurious to the business of the Company. The Board shall have sole discretion to determine the existence of “Cause,” and its determination will be conclusive on Employee and the Company. For purposes of this Agreement, there shall be no termination for Cause unless a written notice containing a detailed description of the grounds constituting Cause is delivered to the Employee stating the basis for the termination, and the Employee fails to cure, if curable, the violation, neglect or conduct that is the basis of such claim within thirty (30) days of receiving such notice. If, in the Board’s good faith opinion, cure has not been accomplished by the Employee at the conclusion of such thirty (30) day cure period, the Employee will be given a reasonable opportunity to be heard by the Board before termination. Notwithstanding the foregoing, the Company shall not be obligated to give advance notice of termination for Cause pursuant to subsection (vii) above, or to provide Employee with a period to fully cure such violation.

(b) Voluntary Termination by Employee. Employee may voluntarily terminate his employment at any time during the term of this Agreement by providing the Company with ninety (90) days prior written notice of termination (the “Notice Period”). In the event of any such voluntary termination, Employee shall solely be entitled to the Accrued Amounts. In lieu of providing service pursuant to this Agreement during the Notice Period, the Company may elect, at its sole discretion, for Employee to cease performing or perform at a reduced schedule work on behalf of the Company, provided that if the Employee continues to abide by the terms of this Agreement the Company shall pay Employee his full salary during the Notice Period, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings.

(c) At the Election of the Company for Reasons Other Than Cause.

(1) The Company may terminate Employee’s employment hereunder at any time without Cause by giving ninety (90) days prior written notice to Employee of the Company’s election to terminate. During such period, Employee will be available for the benefit of the Company to assist the Company in matters relating to a transition or as otherwise directed by the Board. Notwithstanding the foregoing, the Company shall have the option, in its sole discretion, to direct Employee to cease performing or perform at a reduced schedule work on behalf of the Company. Moreover, in lieu of providing the ninety (90) days prior written notice, the Company may elect to terminate Employee effective immediately; provided, however, in all such cases, that the Company pays Employee his full salary during the ninety (90) day notice period, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings.

(2) If the Company terminates Employee under this Section 4(c), provided that Employee has satisfied the Release Conditions, the unvested shares of the Initial Stock Option that would have become vested during the twelve (12) months following the termination date shall become fully vested and exercisable upon such termination date. Further, the Company shall also pay to Employee the Accrued Amounts, and if elected by Employee, the Company shall continue to extend to Employee all group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Employee as in effect on the termination date until the earlier of (i) the end of the Severance Period (as defined below) or (ii) the date Employee becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA.

(3) In the event the Company exercises its right to terminate Employee under this Section 4(c), provided that Employee executes, delivers to the Company and does not revoke a general release in favor of the Company and its affiliates, parents, subsidiaries, officers, directors, employees and any other releasees as the Company may determine in a form acceptable to the Company and agreed to by Employee (the “Release”) within the consideration period plus the revocation period provided in the Release (which shall in no event be greater than fifty-two (52) days from Employee’s receipt of the Release) (the “Release Conditions”), the Company shall pay Employee severance as follows: (i) if during the Initial Term, the Employee’s Base Salary at the then current rate for the remainder of the Initial Term or 12 months, whichever is longer (the “Severance Period”); or (ii) following the Initial Term, the Employee’s Base Salary at the then current rate for a period of twelve (12) months (“Severance Payments”). The Severance Payments shall be subject to all applicable taxes and other withholdings and deductions as required by law. The Severance Payments shall be paid in equal monthly installments beginning on the first day of the first month after Employee has satisfied the Release Conditions.

(4) In the event the Company exercises its right to terminate Employee under this Section 4(c), provided Employee has satisfied the Release Conditions, Employee shall also be entitled to payout of the target Annual Bonus, prorated based on the actual number of days worked in the calendar year in which termination occurs

(5) Employee’s ability to receive Severance Payments pursuant to Section 4(c) is further conditioned upon him: returning all Company property per Company policy, but in no event later than ten (10) days after the termination date; complying with any post-termination obligations under this Agreement or any other agreement mutually executed between Employee and the Company; and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.

(d) Resignation for Good Reason.

(1) Employee may resign from his employment with the Company at any time for “Good Reason”, provided he has not been previously notified by the Company of its intent to terminate his employment for Cause. In the case of a resignation for Good Reason, Employee shall provide thirty (30) days’ advance written notice to the Board of Employee’s intention to resign for Good Reason, which notice shall specify all of the acts or omissions of the Company that allegedly constitute Good Reason. Such notice must be provided to the Board within thirty (30) days of discovery of the first act or omission that allegedly constitutes “Good Reason” for Employee’s resignation. For the avoidance of doubt, Good Reason cannot be established if Employee fails to comply with both of the foregoing 30-day deadlines. During any notice period provided by Employee in connection with his resignation, the Company may, in its sole discretion, direct Employee not to perform any work or report to the office for part or all of the notice period, although Employee’s compensation and benefits shall continue during such notice period regardless. For purposes of this Section 4(d), “Good Reason” means the occurrence, without the Employee’s consent, of any one of the following events: (i) a material diminution in Employee’s roles, duties and responsibilities (other than by reason of a physical or mental incapacity), or a change in Employee’s position within the Company which constitutes a material demotion; (ii) a material reduction (more than 10%) of Employee’s then existing Base Salary; or (iii) a change in the principal workplace of Employee to a location outside of an 35 mile radius from Blacksburg, Virginia; provided, however, that none of the foregoing events shall constitute Good Reason unless the Company has failed to remedy or cure the event(s) allegedly constituting Good Reason within the 30-day notice period provided herein.

(2) In the event of a resignation for Good Reason, the Company shall pay to Employee the Accrued Amounts, and if elected by Employee, the Company shall continue to extend to Employee all group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Employee as in effect on the termination date until the earlier of (i) the end of the Severance Period or (ii) the date Employee becomes eligible for health benefits through another employer or otherwise become ineligible for COBRA.

(3) In the event of Resignation for Good Reason, provided Employee has satisfied the Release Conditions, (i) the Company shall pay to Employee the Severance Payments, in accordance with Section 4(c)(3) of this Agreement and prorated bonus in accordance with Section 4(c)(4) of this Agreement and (ii) Employee’s options shall vest in accordance with Section 4(c)(2) of this Agreement.

(4) Employee’s ability to receive Severance Payments, prorated bonus and accelerated vesting of options pursuant to this Section 4(d) is further conditioned upon him: returning all Company property; complying with any post-termination obligations under this Agreement or any other agreement between Employee and the Company; and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.

(e) Termination Due to Death or Disability. Employee’s employment with the Company shall automatically terminate upon Employee’s death or Disability (as defined below). In the event that Employee’s employment is terminated due to Employee’s death or Disability, the Company shall pay to Employee, or his heirs as applicable, solely the Accrued Amounts and any accrued bonus amount to the extent it is earned (as determined by the Board in good faith). “Disability” shall mean the Employee’s inability, due to physical or mental incapacity, to substantially perform his essential duties and responsibilities with or without a reasonable accommodation under this Agreement for either (i) 90 consecutive days, or (ii) any 120 days out of any 180-day period, as reasonably determined by the Board. In addition, the Employee or his estate, as the case may be, will have the right to exercise any vested stock options within thirty (30) days after Employee’s death or Disability.

(f) Upon termination of Employee’s employment for any reason, Employee shall have no right to any compensation, payments, benefits or other remuneration from the Company, except as expressly provided in this Agreement or as required by applicable law.

5. Construction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

6. Invalidity. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement is held by a court of competent jurisdiction to be invalid, prohibited, illegal or unenforceable for any reason, in any respect, that provision or instrument will be ineffective, without invalidating the remaining provisions of this Agreement.

7. Indemnification. Employee is hereby entitled to indemnification for Employee’s acts or omissions in Employee’s capacity as an executive or officer of the Company or member of the Company’s Board to the same extent as other senior executives of the Company and in the manner provided by the Company’s bylaws.

8. Novation and Entire Agreement. This Agreement terminates, replaces and novates any earlier agreement, whether in writing or oral, relating to this subject matter, except for the Letter, which shall remain in full force and effect. Other than the Letter, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter and supersedes all prior agreements (including, without limitation, all prior employment agreements or other agreements regarding employee’s compensation, stock ownership or otherwise), understandings, representations, negotiations and discussions, whether oral or written, of the parties. To the extent there is any conflict or inconsistency between this Agreement and the Letter, then this Agreement shall control. No supplement, modification or waiver of this Agreement will be binding unless executed in writing by both parties. The parties expressly waive their right to orally modify the Agreement, including, without limitation, the right to modify the provisions of this Section 8. No waiver of any other provisions of this Agreement will be deemed or will constitute a waiver of any other provision (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise provided.

9. Outside Interests. The Company acknowledges that Employee is Chairman of the Board, President and CEO of two other business interests, BioTherapeutics, Inc. (“BTI”) and Nutrition Therapeutics, Inc. d/b/a Pervida (“Pervida”), and is also a Professor and Director of the NIMML at Virginia Tech (“Virginia Tech”) and Founder of the NIMML Institute (the “Institute”) (BTI, Pervida, Virginia Tech and the Institute collectively mean the “Outside Interests”). The Company hereby consents to Employee’s continued involvement with the Outside Interests, including Employee’s continued involvement as President and Chairman of the Board of BTI and Pervida, and Founding Member of the NIMML Institute (a 501(c)(3) organization). The parties agree that Employee will step down in his role of CEO of BTI and Pervida by June 30, 2020. Employee will also resign his roles of Professor and Director with Virginia Tech by no later than September 30, 2020. The Company specifically represents that Employee’s work for these Outside Interests will not serve as the basis for termination of Employee’s employment with the Company “for Cause” under this Agreement nor will it constitute a breach of the terms of the Letter or this Employment Agreement. The majority voting power of the Board shall have the right to withdraw its consent in the event the Board reasonably determines that Employee’s continued involvement with such Outside Interests is interfering with Employee’s responsibilities to the Company.

10. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties, their representatives, heirs, permitted assigns and successors in interest.

11. Assignment. This Agreement provides for the performance of personal services by Employee and, accordingly, Employee may not assign this Agreement or any of Employee’s interests under this Agreement or delegate any duty or responsibility incurred by him to another. The Company, at any time and without the consent of Employee, may assign or transfer, for such consideration and on such terms and conditions as it may deem appropriate, this Agreement to a corporation, partnership or other entity which acquires or otherwise will conduct all or part of the business or operations of the Company; provided, however, that no such assignment or transfer by the Company may in any manner restrict, limit or modify the interest, duties and responsibilities of Employee or the Company under this Agreement.

12. Consent to Service and Jurisdiction. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. Employee expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in any such court, waiving personal service of process or other papers issued and agreeing that service of such process or other papers may be made by registered or certified mail to Employee.

13. Notices. Any notices, request, demands and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice shall be deemed to have been given on the day after delivery to such courier service) to the Employee at the last address the Employee has filed in writing with the Company, with a copy to Eric Blanchard or, in the case of the Company, at its address specified on the signature page or at such other address as the Company may elect in writing from time to time, attention of its Board .

14. Miscellaneous.

(a) Representations of Employee. Employee represents and warrants to the Company that: (i) Employee’s acceptance of employment with the Company on the terms and conditions set forth herein and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound; and (ii) Employee’s acceptance of employment with the Company and the full performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior or other employer.

(b) Mutual Non-Disparagement. Employee agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, its businesses, or any of its affiliates, parents, subsidiaries, employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. The Company agrees that it will instruct its officers and directors not to make, publish, or do or say anything to any person or entity or in any public forum, directly or indirectly, that reasonably may be expected to have the effect of criticizing Employee, or diminishing or impairing his goodwill and reputation.

(c) Cooperation. The parties agree that certain matters in which Employee will be involved during his employment with the Company may necessitate Employee’s cooperation now and/or in the future. Accordingly, during the course of Employee’s employment with the Company and following the termination of Employee’s employment for any reason, to the extent reasonably requested by the Board, Employee shall cooperate with the Company in connection with matters arising out of Employee’s service to the Company. Except as specified in Section 4(b) and 4(c)(1), the parties agree that Employee’s cooperation after Employee’s employment with the Company ends shall be at the Company’s sole expense, including a reasonable hourly rate to compensate Employee for his time and effort.

(d) Survival. Upon the termination of this Agreement or Employee’s employment with the Company, the respective rights and obligations of the parties hereto shall survive such termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(e) Captions. The captions of the Sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

(f) Execution. This Agreement may be executed in one or more counterparts, and may be executed on electronically transmitted copies, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(g) Acknowledgement of Full Understanding. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

15. Taxes; Section 409A

(a) All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Employee hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and Employee will not make any claim against the Company or the Board related to tax liabilities arising from Employee’s compensation.

(b) Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). The Company and Employee intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. Each installment of any Severance Payments hereunder is a separate payment for purposes of Section 409A of the Code.

[signature page follows]

IN WITNESS WHEREOF, Employee and Company have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

FOR: EMPLOYEE	FOR: COMPANY

Signature	Signature
Konstantin Poukalov

Josep Bassaganya-Riera
Name	Name

Title: Director
1013 McBryde Lane	1800 Kraft Drive, Suite 216
Blacksburg, VA 24060	Blacksburg, VA 24060

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